UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2007

KELLY SERVICES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-1088	38-1510762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

999 WEST BIG BEAVER ROAD, TROY, MICHIGAN 48084
(Address of principal executive offices)
(Zip Code)

(248) 362-4444
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act

         (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

         (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Short-Term Incentive Plan

On November 8, 2007, upon the recommendation of its Compensation Committee, the Board of Directors (the “Board”) of Kelly Services, Inc. (the “Company”) approved amendments to the Company’s Short-Term Incentive Plan (the “STIP”). The STIP, which is administered by the Compensation Committee, provides key officers and employees with the opportunity for annual bonuses based on Company performance. The STIP was amended to exempt amounts payable from Section 409A of the Code by providing that payments will be made from the STIP no later than March 1 of the year following the end of each performance period. The STIP was also amended to clarify the Compensation Committee’s authority to make adjustments to performance measures, including adjustments in the case of a windfall or catastrophic loss.

Executive Severance Plan

On November 8, 2007, upon the recommendation of its Compensation Committee, the Board approved amendments to the Company’s Executive Severance Plan (the “Severance Plan”) to exempt the cash severance benefits payable under the Severance Plan from Section 409A of the Code and to cause other benefits provided under the Severance Plan to comply with Section 409A of the Code to the extent necessary.

The Severance Plan applies to two tiers of Company executives: (i) the Chief Executive Officer and other named executive officers of the Company (the “Tier I Executives”) and (ii) other senior officers as designated by the Compensation Committee (the “Tier II Executives”). Both Tier I and Tier II Executives are entitled to receive severance benefits under the Severance Plan if they incur a “qualifying termination”. Generally, a qualifying termination includes the executive’s termination by the Company without cause and, in the case of a Tier I Executive only, the executive’s voluntary resignation due to adverse changes to his compensation and job conditions (as further described in the Severance Plan). The benefits payable under the Severance Plan include: (i) a pro rated target bonus for the year of termination; (ii) with respect to Tier II Executives, continued salary for a period of one year; (iii) with respect to Tier I Executives, salary continuation equal to two times salary and bonus paid over a two-year period; (iv) continued welfare benefits for a period of one year (two years with respect to Tier I Executives); and (v) payment of up to $10,000 for professional outplacement services.

In order to exempt the cash severance benefits payable under the Severance Plan from Section 409A of the Code, (i) the salary continuation benefits in excess of $450,000 (or two times the executive’s prior year compensation, if less) will be paid in a lump sum shortly after the executive’s qualifying termination, (ii) a Tier I Executive may not incur a qualifying termination as a result of his voluntary resignation unless the he incurs a material adverse change to his compensation or job conditions that results in the voluntary resignation, (iii) a Tier I Executive must notify the Company of his intent to resign and receive severance benefits as a result of a material adverse change in his compensation or job conditions and (iv) the Company must be provided 30 days to remedy any adverse change in a Tier I Executive’s compensation or job conditions after receiving notice from the Tier I Executive.

2008 Management Retirement Plan

On November 8, 2007, upon the recommendation of its Compensation Committee, the Board adopted the Kelly Services, Inc. 2008 Management Retirement Plan (the “2008 Plan”), effective as of January 1, 2008. The 2008 Plan is a non-qualified defined contribution/deferred compensation plan available to “highly compensated employees” (as defined by the Internal Revenue Service). The 2008 Plan provides eligible participants the opportunity to defer portions of their base salary and incentive compensation. The 2008 Plan also provides discretionary Company matching and retirement contributions. Deferrals are payable in cash at certain future dates specified by participants in accordance with the 2008 Plan or upon the occurrence of certain events, such as death, other termination of employment or as otherwise contemplated in the 2008 Plan. Participants may elect payment of their accounts in a lump sum or installments over a 5, 10, 15 or 20-year payment period. Deferred amounts are credited with earnings, gains and losses in accordance with investment crediting options established by the Company from time to time.

The 2008 Plan is adopted to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, it applies to amounts deferred and Company contributions that vest on or after January 1, 2005. Amounts deferred and Company contributions that vested before January 1, 2005 will continue to be subject and governed by the terms of the Kelly Services, Inc. Management Retirement Plan (the “Prior Plan”). The Prior Plan is frozen as to future deferrals immediately prior to January 1, 2008.

The foregoing descriptions of the STIP, Severance Plan and 2008 Plan are qualified in their entirety by reference to the full text of the plan documents.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 8, 2007, the Company entered into a five-year, yen-denominated loan agreement. The proceeds of 5.5 billion yen, the U.S. dollar equivalent of $48.4 million, will be used to repay all of the Company’s outstanding short term, yen-denominated borrowings. The loan agreement bears interest at variable rates and contains customary terms and conditions consistent with the previous borrowings. The Company’s total debt will not increase as a result of this action.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

      10.1      Short-Term Incentive Plan

      10.3      Executive Severance Plan

      10.12    2008 Management Retirement Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KELLY SERVICES, INC.

Date: November 14, 2007

/s/ Daniel T. Lis
Daniel T. Lis

Senior Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Short-Term Incentive Plan

10.3	Executive Severance Plan

10.12	2008 Management Retirement Plan